Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces There Will Be No Distribution for August 2026

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS —August 21, 2026 — Mesa Royalty Trust (the “Trust”) (NYSE symbol-MTR) announced today that there will be no distribution paid for the month of August 2026, as costs, charges and expenses attributable to the Trust’s royalty properties exceeded the revenue received from the sale of oil, natural gas and other hydrocarbons produced from such properties, as reported by the working interest owners.

The Trust was formed to own an overriding royalty interest of the net proceeds attributable to certain producing oil and gas properties located in the Hugoton field of Kansas and the San Juan Basin fields of New Mexico and Colorado. As described in the Trust's public filings, the amount of the monthly distributions is expected to fluctuate from month to month, depending on the proceeds, if any, received by the Trust as a result of production, oil and natural gas prices and the amount of the Trust’s administrative expenses, among other factors. In addition, as further described in the Trust’s most recent filing on Form 10-Q, distributions to unitholders are expected to be materially reduced, until the Trust increases its cash reserves to a total of $2.0 million in order to provide added liquidity.

Proceeds reported by the working interest owners for any month are not generally representative of net proceeds that will be received by the Trust in future periods. As further described in the Trust’s Form 10-K and Form 10-Q filings, production and development costs for the royalty interest have resulted in substantial accumulated excess production costs, which will decrease Trust distributions, and in some periods may result in no Trust distributions. The amount of proceeds, if any, received or expected to be received by the Trust (and its ability to pay distributions to unitholders) has been and will continue to be directly affected, among other things, by volatility in the industry and revenues and expenses reported to the Trust by working interest owners. Any additional expenses and adjustments, among other things, will reduce proceeds to the Trust, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders.

This press release contains forward-looking statements. No assurances can be given that the expectations contained in this press release will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments or expenses accrued by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, declines in commodity pricing, prices received by working interest owners and other risks described in the Trust’s Form 10-K for the year ended December 31, 2025. Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release. Each unitholder should consult its own tax advisor with respect to its particular circumstances.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020

http://mtr.q4web.com/home/default.aspx

601 Travis Street, Floor 16, Houston, TX 77002